 Exhibit 99.1

1600 West Merit Parkway South Jordan, UT  84095
Telephone:  801-253-1600 Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 25, 2011
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2011

Revenues Up 24% for the Quarter and Year to Date

Core Business Up 15% for the Quarter and Year to Date

Non-GAAP Net Income Up 25% for the Quarter and Up 28% Year to Date

Growth in China Anticipated Due to New Approvals and Tenders

New Technology Acquisitions Completed

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced results for the third quarter and nine months ended September 30, 2011.
For the quarter ended September 30, 2011, revenues increased 24% to $90.5 million, compared to revenues of $73.2 million for the quarter ended September 30, 2010. Revenues for the nine-month period ended September 30, 2011 were a record $268.4 million, compared with $215.6 million for the comparable nine-month period in 2010, a gain of 24%. Merit's core business grew 15% for both the three- and nine-month periods ended September 30, 2011.
Merit's non-GAAP net income for the quarter ended September 30, 2011, adjusted to eliminate non-recurring costs and amortization of intangible assets, was $7.7 million, up 25%, or $0.18 per share,

compared to $6.1 million, or $0.17 per share, for the quarter ended September 30, 2010. The non-recurring pre-tax expenses of $3.6 million for the quarter ended September 30, 2011 consisted primarily of in-process research and development related to the acquisition of intellectual property for a vena cava filter Merit is developing and flexible sheath technology ($3.4 million), stepped-up inventory costs attributable to the BioSphere acquisition Merit completed in September 2010 ($117,000), and patents abandoned ($42,000). Amortization of intangibles was $1.4 million before tax for the quarter ended September 30, 2011.
Merit's non-GAAP net income for the nine months ended September 30, 2011, adjusted to eliminate the non-recurring costs referenced above, was up 28% to a record $23.5 million, or $0.60 per share, compared to $18.3 million, or $0.51 per share, for the corresponding period of 2010.
GAAP net income for the quarter ended September 30, 2011 was $4.6 million, or $0.11 per share, compared to net loss of $2.0 million, or ($0.06) per share, for the comparable quarter of 2010.
GAAP net income for the nine-month period ended September 30, 2011 was a record $18.1 million, or $0.47 per share, compared to $8.2 million, or $0.23 per share, for the corresponding period of 2010. When comparing earnings per share for the three- and nine-month periods ended September 30, 2011 to the corresponding periods ended September 30, 2010, it is important to note that on June 22, 2011 Merit issued 5,520,000 shares of common stock in an underwritten public offering.
In the third quarter of 2011, compared to the third quarter of 2010, Endotek sales were up 39%; catheter sales grew 34%; stand-alone device sales rose 19%; custom kit and tray sales increased 6%; and inflation device sales were up 5%. Excluding lower sales to an OEM customer, inflation device sales for the quarter ended September 30, 2011 were up 10% from the corresponding quarter of 2010. BioSphere sales were a record $8.0 million for the full quarter ended September 30, 2011, compared to $1.5 million for the 20 days that Merit owned BioSphere during the third quarter of 2010.
For the nine-month period ended September 30, 2011, compared to the nine-month period ended September 30, 2010, Endotek sales were up 28%; catheter sales rose 23%; stand-alone device sales grew 17%; custom kit and tray sales were up 11%; and inflation device sales increased 9%. Excluding decreased sales to the OEM customer referenced above, inflation device sales for the nine-month period ended September 30, 2011 were up 13% from the corresponding period of 2010.
“We are pleased with the improvement in sales, particularly in our historically slow third quarter, of our Endotek division and BioSphere product line. Sales of our HepaSphere™ and QuadraSphere® product lines increased by 127% and 53% for the three and nine-month periods ended September 30, 2011, respectively,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "We continue to focus on the increased opportunity for these oncology products and the additional 'pull-through' opportunities they create. We also experienced substantial growth in our catheter product group due to new products and increased sales of legacy products attributable to opportunities created by a market withdrawal of a competitor."
"Recently, Merit acquired assets, including intellectual property, for a novel vena cava filter as well as an exclusive license for a line of braided vascular sheaths, which we believe will offer substantial features and benefits compared to current competitors and allow us to compete in new interventional markets," Lampropoulos continued. "Merit also recently acquired from Ash Access Technology, Inc. the assets associated with the Centros® Dialysis Catheter. We believe this group of assets will substantially increase Merit's presence in the chronic and peritoneal dialysis markets in the future."
"We believe our ability to acquire these technologies with substantial markets for a reasonable price is an efficient method of product development that goes hand-in-hand with our internal product development," Lampropoulos added.
"We have also received notice of the opening of the Beijing tender, which will allow us to bid with many of the recent product approvals from China's State Food and Drug Administration," Lampropoulos said. "These include the recently received approval of Merit's Prelude® Sheath Introducers, Concierge® Guiding Catheters, Merit Laureate® Hydrophilic Guide Wires, Impress® Catheters and several other products. We believe this will continue to enhance our growth prospects in China for the foreseeable future."
Gross margin for the third quarter of 2011 was 45.4% of sales, up 270 basis points, compared to 42.7% of sales for the third quarter of 2010. Gross margin for the nine-month period ended September 30, 2011 was 46.0% of sales, up 330 basis points, compared to 42.7% of sales for the comparable period of 2010. The improvement in gross margin for both the three- and nine-month periods ended September 30, 2011 was due primarily to the addition of the higher-margin BioSphere product sales and higher prices and unit sales through Merit's distribution system in China.
Selling, general and administrative expenses for the third quarter of 2011 were 28.4% of sales, compared to 30.7% of sales for the third quarter of 2010. For the nine-month period ended September 30, 2011, SG&A expenses were 28.5% of sales, unchanged from 28.5% of sales for the first nine months of 2010. SG&A expenses for both the three- and nine-month periods ended September 30, 2010, adjusted for one-time charges from the BioSphere transaction costs and acquisition severance costs, would have been 26.9% and 26.7%, respectively. The increase in SG&A expenses for both periods can be attributed primarily to the addition of sales and marketing employees, trade shows, sales commissions and the amortization of intangibles relating to the BioSphere business and the start-up of Merit's Chinese distribution system.
Research and development costs during the third quarter of 2011 were 6.0% of sales, compared to 5.3% of sales for the third quarter of 2010. Research and development costs were 5.9% of sales for the first nine months of 2011, compared to 4.9% of sales for the comparable period of 2010. The increase in R&D expenses can be attributed primarily to additional regulatory costs incurred for the start-up of Merit's HiQuality clinical trial, seeking product approvals from the FDA and international regulatory agencies, and the development of several new products for Merit's endoscopy product line.
Merit's income from operations was $6.5 million for the third quarter of 2011, compared to an operating loss of $3.4 million for the third quarter of 2010. For the nine-month period ended September 30, 2011, income from operations was $27.6 million, compared to $11.7 million for the comparable period of 2010.

CONFERENCE CALL
Merit Medical invites all interested parties to participate in its conference call today, (Tuesday, October 25, 2011) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are (domestic) 877-941-0844; and (international) 480-629-9835. A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

SALES	$90,477	$73,172	$268,357	$215,552

COST OF SALES	49,423	41,925	145,034	123,412

GROSS PROFIT	41,054	31,247	123,323	92,140

OPERATING EXPENSES
Selling, general and administrative	25,708	22,480	76,474	61,451
Research and development	5,401	3,865	15,847	10,664
Acquired in-process research and development	3,438		3,438
Goodwill impairment charge		8,344		8,344
Total	34,547	34,689	95,759	80,459

INCOME (LOSS) FROM OPERATIONS	6,507	(3,442)	27,564	11,681

OTHER INCOME (EXPENSE)
Interest income	36	7	52	27
Interest (expense)	(19)	(95)	(755)	(145)
Other income	159	18	238	94
Total other income (expense) - net	176	(70)	(465)	(24)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE	6,683	(3,512)	27,099	11,657

INCOME TAX EXPENSE (BENEFIT)	2,120	(1,539)	9,025	3,407

NET INCOME (LOSS)	$4,563	$(1,973)	$18,074	$8,250

EARNINGS (LOSS) PER SHARE-
Basic	$0.11	$(0.06)	$0.47	$0.23

Diluted	$0.11	$(0.06)	$0.47	$0.23

AVERAGE COMMON SHARES-
Basic	41,909	35,293	38,123	35,249

Diluted	42,502	35,293	38,832	35,954

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America ("GAAP"), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three and nine-month periods ended September 30, 2011 and 2010.  Investors should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP.  These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Non-GAAP ADJUSTMENTS
GAAP net income	$4,563	$(1,973)	$18,074	$8,250

Acquisition costs - (a)		1,879	86	3,024
BioSphere severance cost		1,637		1,637
Fair value write-up of acquired inventory sold - (b)	117		644
Long-term asset impairment charges - (c)	42	250	59	494
Legal settlement				477
Goodwill impairment charge		8,344		8,344
Acquired in-process research and development	3,438		3,438
Amortization of intangible assets	1,443	971	4,503	2,303
Income tax effect of reconciling items - (d)	(1,915)	(4,971)	(3,317)	(6,186)

Non-GAAP net income	$7,688	$6,137	$23,487	$18,343

Non-GAAP net income per share	$0.18	$0.17	$0.60	$0.51

Diluted shares used to compute Non-GAAP net income per share:	42,502	36,019	38,832	35,954

Merit did not adjust the non-GAAP income for stock-based compensation expense of $436,000 and $344,000, for three months ended September 30, 2011 and 2010, respectively, and $1.1 million and $950,000 for the nine months ended September 30, 2011 and 2010, respectively.

(a)   Acquisition costs related to Merit's acquisition of BioSphere.
(b)   Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of BioSphere.
(c)   Amounts represent patents and trademarks and construction work-in-progress equipment abandoned.
(d)   To reflect an estimated annual effective tax rate of 38% on a Non-GAAP basis.

BALANCE SHEET
(Unaudited in thousands)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$5,819	$3,735
Trade receivables, net	40,579	37,362
Employee receivables	199	110
Other receivables	1,442	1,242
Inventories	66,557	60,597
Prepaid expenses and other assets	4,302	2,541
Deferred income tax assets	4,591	4,647
Income tax refunds receivable	467	2067
Total Current Assets	123,956	112,301

Property and equipment, net	162,523	128,055
Other intangibles, net	58,544	57,184
Goodwill	61,144	58,675
Other assets	8,053	9,125
Deferred income tax assets	4,613	4,140
Total Assets	$418,833	$369,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	$23,129	$20,092
Accrued expenses	21,404	18,890
Advances from employees	798	307
Income taxes payable	2,967	887
Total Current Liabilities	48,298	40,176

Deferred income tax liabilities	1,449	1,267
Liabilities related to unrecognized tax benefits	2,417	3,527
Deferred compensation payable	4,382	4,258
Deferred credits	1,682	1,763
Long-term debt	5,619	81,538
Other long-term obligation	4,270	1,336
Total Liabilities	68,117	133,865

Stockholders' Equity
Common stock	165,011	67,091
Retained earnings	185,738	167,664
Accumulated other comprehensive income (loss)	(33)	860
Total stockholders' equity	350,716	235,615
Total Liabilities and Stockholders' Equity	$418,833	$369,480

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 130 individuals. Merit employs approximately 2,350 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income or other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to product recalls and product liability claims; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions, including the Biosphere acquisition; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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